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                                                                   EXHIBIT 10(L)

                               OPERATING AGREEMENT
                               -------------------

         This Operating Service Agreement (the "Agreement") is made as of January __, 2001, by and between Fleetwood Retail Corp. and Fleetwood Enterprises, Inc., (collectively "FRC") and Associated Dealers, Inc. and its affiliated corporations (collectively "ADI").

                                    RECITALS
                                    --------

         FRC desires to engage ADI as a management and consulting service to locate and train qualified, independent Operators ("DEALER" or "DEALERS") to run the ordinary course of business operations for a minimum of fifty (50) of FRC's sales centers identified on Schedule "A" ("SALES CENTER", "CENTER" or collectively, the "CENTERS"). Centers may be added to, or taken from Schedule "A" at any time, upon mutual agreement. The Parties understand and agree that the Sales Centers will carry exclusively Fleetwood inventory during the term of this Agreement, and the identity of the Sales Centers on Schedule "A" is strictly confidential. ADI will locate and train Dealers for the Centers. In consideration of the promises, mutual covenants and the agreements set forth herein, the parties, intending to be legally bound, agree as follows:

         Section 1. ENGAGEMENT . FRC engages ADI and ADI accepts the engagement on the terms and conditions described in this Agreement.

         Section 2. TERM . Subject to prior termination as provided in Section 9, the term of this Agreement shall begin on the date of execution and shall continue until December 31, 2005, unless notice as specified in Section 9 shall have been given.

         Section 3. ADI'S OBLIGATIONS.

              a. SCOPE AND PROCEDURE. During the term of this Agreement, ADI shall identify and retain a Dealer for each of the Centers. The date of ADI's placement of a Dealer at a particular location will be termed the "Assumption Date." ADI will confidentially notify FRC that it has located a Dealer two (2) weeks in advance of the Assumption Date, on a Center by Center basis. By the Assumption Date, ADI is required to purchase the existing inventory at the invoice price, under eighteen months old, by arranging its own financing for the inventory at any particular Center. ADI will use due diligence to place qualified, independent Dealers in the Sales Centers identified on Schedule "A". In no event shall the entire process of locating and assigning fifty (50) Dealers to operate the identified Sales Centers take longer than twelve (12) months from the date of this Agreement.

The rights of the Dealer shall not exceed the rights of ADI, and the Dealer shall be subject to the same termination and term provisions contained in this Agreement. The Dealer shall be required by ADI to fulfill all aspects and responsibilities of a Dealer of manufactured housing. ADI shall monitor each Dealer in the ordinary course of business operations in the Centers and, at least one time per month, verify financing on sold homes, authorize deliveries in writing, document the location of each home in the Dealer inventory and report

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all liquidations to FRC at the end of each month with existing inventory levels and aging reports. ADI will assist Dealer as needed by consulting on all aspects of operating a retail manufactured housing dealership.

ADI shall monitor each dealer in the ordinary course of business operations of the Centers and shall make its best effort to verify and assure that the Dealer is properly licensed and has sufficient financial capability to carry out its obligations to FRC and the general public, to be responsible for normal dealer service, set-up of homes, sales and installation of appurtenances and optional equipment. ADI shall make its best effort to verify and assure that the Dealer will indemnify FRC, including attorney's fees, with respect to any liability having to do with any Dealer operations, specifically with respect to Dealer's (or Dealer's employees) own negligence, fraud, misrepresentation or harassment, and that the Dealer will carry appropriate liability insurance, with minimum coverage in the amount of one million dollars ($1,000,000.00) per occurrence, with FRC and its parent company, Fleetwood Enterprises, Inc. named as an additional insured. ADI shall also use its best efforts to assure that the Dealer shall provide a certificate of insurance to FRC documenting liability coverage.

              b. LOCATION. ADI shall perform its activities at its home office, at each of the Centers and at such other locations as shall be mutually acceptable to FRC and ADI.

              c. ADI shall, on a regular basis, but at least monthly, report to FRC any material condition, circumstance, or event occurring with respect to the Centers, which may, in the reasonable judgment of ADI, require FRC's attention.

              d. DEALERS. ADI shall investigate, contract with, train, promote and maintain capable Dealers to enable each of the Centers to operate in a proficient manner.

              e. INDEMNIFICATION BY ADI FOR CENTER OPERATIONS. ADI shall indemnify, defend and hold harmless FRC with respect to any loss to FRC resulting from ADI's own fraud, negligence or willful failure in the performance of ADI's obligations hereunder.

              f. ADI LIMITS OF LIABILITY. ADI shall not be responsible for any liability insurance, dealer indebtedness to factories for parts or service, customer service, set-up, sales center improvements, lot expenses or customer relations.

              g. RIGHT OF ENTRY. ADI shall have the right to the use of the Centers to the same extent as if ADI were the lessee during the term of this Agreement or the term of the lease, whichever is shorter, and therefore, would have the right to contract with a Dealer during that time period.

              h. FLOORPLAN FINANCING AND INSURANCE. ADI shall be responsible to obtain floorplan financing from its own sources to acquire the existing FRC inventory under eighteen (18) months old by the time of the Assumption Date and for additional inventory, to be purchased exclusively from FRC, for resale at the Centers. During the term of this Agreement, ADI shall be responsible for insuring against property damage to the inventory (open lot insurance). FRC will reimburse ADI on a monthly basis for the cost of this insurance. ADI shall not be required to furnish liability insurance.

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              i. INVENTORY COMMITMENT AND LIMITATIONS ON FLOORPLAN. ADI will make its best effort to have each Center maintain an inventory consisting of a three (3) month supply based on each Center's monthly sales calculated on a six month rolling average. (For example, if a Sales Center's six month rolling sales average equals eighteen houses, the monthly average is three houses, and a three month supply equals nine houses. Nine houses is the target inventory for that Sales Center). Any Sales Center that fails to achieve the above formula can be terminated by FRC from this Agreement without affecting the intent or entirety of this Agreement.

              j. SOLD AND UNPAID UNITS. ADI accepts full responsibility for any homes that are sold and unpaid (SAU).

         Section 4. FRC'S OBLIGATIONS.

              a. LEASES AND LEASEHOLD IMPROVEMENTS. During the term of this Agreement, FRC shall be responsible for lease payments for the Centers. Sales Center offices are and will remain the property of FRC. ADI and Dealer agree that the signage will remain on the property and the "Fleetwood" name on the signage will not change. The parties understand and agree that the use of the sign does not constitute a license to use the Fleetwood name for any other purpose or application. Leasehold improvements, furniture, fixtures, equipment and decorator kits not on invoices, are and will remain the property of FRC and may be disposed of by FRC as it sees fit.

              b. INVENTORY, FLOORPLAN FINANCING, CURTAILMENTS AND INSURANCE. During the term of this agreement and until all inventory floored by ADI is paid in full, FRC shall, monthly, pay ADI for the actual cost of floorplan interest and inventory insurance. ADI will use all commercially reasonable efforts to ensure the best insurance and interest rates for FRC. FRC will waive all curtailments for a maximum of eighteen (18) months from the original invoice date to ADI. However, if the wholesale lender demands curtailments or a payoff, FRC will reimburse ADI for the amount of the curtailment or payoff. Such amounts will then be reimbursed to FRC when the unit is sold at retail. In the event of a full payoff by FRC, the title to the unit shall be transferred to FRC. Unit sales in process as of the assumption date will be completed by FRC and any profit related thereto shall belong to FRC.

         Section 5.  COMPENSATION AND EXPENSES.

              a. FEES AND COMPENSATION. As full compensation to ADI under this Agreement, FRC shall pay, or cause to be paid, to ADI during the term of this agreement a fee equal to eight percent (8%) of the base price and installed options on the manufacturer's invoice of inventory purchased by ADI for resale at the Centers. The fee will be computed on a Center-by-Center basis and paid monthly within ten (10) days after receiving a detailed list from ADI of completed retail sales of new homes. FRC's contingent liability for flooring and flooring interest charges for these sold units shall cease as of the closing date of the retail sale as indicated on ADI's monthly listing. If FRC pays any amount that is subsequently determined to be incorrect, then FRC shall have the right to recover such amounts from ADI directly or through an offset against other amounts owed by FRC to ADI.

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For units at the Sales Center that are assumed by ADI, FRC shall cause the manufacturer to reinvoice ADI and/or Dealer at the original invoice amount, excluding furniture charges and any other line items that are specific to FRC, but including a flooring assistance charge of $700.00 per floor, which will be paid by manufacturer to FRC. FRC will not participate in the sale of trade-ins or repo sales commissions. ADI shall be permitted to receive a fee from the Dealer on each home sold by the Dealer and to participate in finance awards from retail lenders which are paid to the Dealer.

              b. EXPENSES. Except as expressly contained in this Agreement, FRC shall not be responsible for any of the expenses, including any ordinary or normal costs of business operations of the Centers, incurred by ADI or the Dealer in connection with the operations of the Centers or in the course of fulfilling this Agreement. ADI shall charge the Dealer with the responsibility for the maintenance, upkeep and professional appearance of the Center.

         Section 6. ADI AS INDEPENDENT CONTRACTOR. FRC and ADI expressly acknowledge that (a) ADI is and shall serve as an independent contractor to FRC under this Agreement; (b) neither this Agreement nor any action taken pursuant to this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that ADI or any of its employees is an employee of FRC; (c) as an independent contractor, ADI shall not be managed or directed by FRC, its Board of Directors or officers; and (d) ADI has no authority, and shall not exercise any authority, to manage and direct any affairs of FRC.

         Section 7. DEALERS AS INDEPENDENT CONTRACTORS. ADI expressly acknowledges and agrees that it will take all steps necessary to assure that each Dealer, at all times, is and shall be an independent contractor to ADI. Further, ADI shall take all steps necessary to assure that no employee of a Dealer will be deemed to be an employee of FRC or have any rights as an employee of FRC. ADI will make its best effort to assure that all on-site employees shall be employees of the Dealer, that the Dealer shall be responsible for all wages and other compensation paid to such employees and that each Dealer shall have the obligation to execute and file all tax returns and other instruments, maintain worker's compensation insurance and perform all acts required of an employer with respect to the Centers. Dealers shall not be managed by FRC, its Board of Directors or its officers.


         Section 8. FINANCIAL REPORTING AND RECORD KEEPING.

              a. BOOKS OF ACCOUNT. ADI, in the conduct of its responsibilities for FRC, shall maintain complete, accurate, adequate and separate books and records for the Centers, the entries to which shall be supported by true and correct documentation to ascertain that such entries are properly and accurately recorded for performance under this Agreement. ADI shall maintain such books and records at ADI's corporate headquarters or at such other location as FRC or ADI may mutually agree upon in writing.

              b. FINANCIAL REPORTS. ADI shall furnish monthly and annual reports of inventory purchases and dispositions with respect to the Centers. FRC shall receive these reports not later than the 10th day of the succeeding calendar month and the 30th day of the succeeding calendar year, respectively.

              c. FRC'S RIGHT TO AUDIT. ADI shall cooperate with FRC and shall from time

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to time upon reasonable notice provide FRC with such information as is or may be reasonably required to audit the Centers' operations and prepare such reports as may be reasonably requested or required by FRC. Any such audits shall be conducted at the sole expense of FRC.



         Section 9. TERMINATION OF ENGAGEMENT.

              a. TERMINATION BY EITHER PARTY. Either party may terminate this Agreement at any time by giving written notice of such termination not less than 120 days in advance of the date of termination. Individual Sales Centers may only be terminated by mutual agreement of the parties without affecting the intent or entirety of this Agreement.

              b. COMPENSATION IN CASE OF TERMINATION. If this Agreement, or the Agreement as to any particular Center is terminated, FRC shall repurchase the then outstanding inventory and payoff ADI's flooring lender at or before the effective date of the termination. FRC shall also pay all fees specified in
Section 5 hereof that are earned and incurred but not yet paid to ADI through the effective date of the termination. Neither FRC nor ADI shall have any further liability or obligation to the other under this Agreement; PROVIDED, HOWEVER, that the obligations set forth in Sections 10 and 11 of this Agreement shall continue in full force and effect notwithstanding termination of this Agreement.

              c. OBLIGATIONS OF ADI UPON TERMINATION. Upon termination of this Agreement for any reason, ADI shall immediately deliver to FRC the following:

              (i) All records of inventory, purchase orders issued, delivery authorizations and records of sales in progress, all keys in ADI's possession and any records and financial statements pertaining to the Centers.

              (ii) All property constituting part of the Centers, including the improvements, landscaping, plumbing, heating, air conditioning, electrical systems, parking areas and roofs, but excluding trade-ins, inventory, offices, fixtures, furniture and equipment brought to the Center by and owned by the Dealer or ADI.

         Section 10. INDEMNIFICATION. Each party shall indemnify, defend and hold the other harmless from and against any loss, expense, claims, damages, actions, causes of action as a result of such party's breach of any of the terms, conditions or provisions of this Agreement. The provisions of this
Section 10 shall inure to the benefit of Fleetwood Enterprises Inc. and shall survive the termination of this Agreement for any reason.

         Section 11. CONFIDENTIALITY AND NON-SOLICITATION. ADI agrees not to solicit FRC's current associates from any FRC location, other than those locations on Schedule "A" or with the exception of additional Sales Centers under consideration for transfer to ADI. FRC agrees not to implement its "Partners Program" during the term of this Agreement. The parties acknowledge that ADI brings into this arrangement certain intellectual property from long experience with systems and programs that ADI has developed. FRC agrees that they will not divulge or use any of the systems shared by ADI on any other sales centers whether or not in competition with ADI or for any other purpose whatsoever.

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       Information which falls into any of the following categories shall not be considered Confidential Information:

               (i) Information known to FRC at the time of disclosure, as evidenced by written records in the possession of FRC;

              (ii) Information already in the public domain or which is, or becomes, publicly available without the fault of FRC;

              (iii) Information disclosed to FRC by a third-party not under a confidentiality obligation to ADI;

              (iv) Information independently developed by an associate of FRC who did not have access to any of the Confidential Information.

  The provisions in this Section eleven (11) shall survive the termination of this Agreement for any reason.

         Section 12. MISCELLANEOUS.

              a. NOTICES. All formal notices, requests, demands and other communications to any party or given hereunder shall be in writing and shall be delivered by certified mail, return receipt requested to the address for such party set forth on the signature pages to this Agreement (with a copy addressed to the General Counsel for Fleetwood Enterprises, Inc.) or at such other address as shall be specified by a party with written notice given at least five days prior thereto. All notices shall be deemed delivered when actually received.

              b. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute the same instrument.

              c. INTEGRATION. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

              d. AMENDMENT OF AGREEMENT. This Agreement may not be amended except by instrument in writing signed on behalf of each of the parties hereto.

              e. NO ASSIGNMENT. This Agreement and all rights hereunder may not be assigned unless agreed to by both parties. In the event of an assignment, each and every provision hereof shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

              f. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Nevada.

              g. ADI NOT TO ACT FOR FRC. ADI agrees that it is not entitled to, and will not,

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exercise any rights of FRC under this Agreement to act for or on behalf of FRC under this Agreement, except as expressly set forth under the terms of this Agreement.

              h. FAILURE TO ENFORCE NOT A WAIVER. The failure of FRC or ADI to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provisions or any other provision hereof.

              i. HEADINGS. The headings of the sections herein are inserted for convenience of reference only and shall not be considered to constitute a part of the Agreement or to affect the meaning.

       IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

FLEETWOOD RETAIL CORP.                      ASSOCIATED DEALERS, INC.
FLEETWOOD ENTERPRISES, INC.      And Its Affiliated Corporations

By:                                        By:
   ----------------------------               ----------------------------------
 Its:                                 Its:
     --------------------------            --------------------------------

Address for Notices:                                  Address for Notices:
Fleetwood Retail Corp.                               Associated Dealers, Inc.
3125 Myers Street                              8632 E. Apache Trail
Riverside, CA 92503                                  Mesa, AZ 85207
Attention: Charles Wilkinson                   Attention:  Brad Nikolaus
Telephone: 909 351 3399                          Telephone: 480 984 5100
Facsimile: 909 351-3373                          Facsimile:  480 984-0043


Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, CA 92503
Attention: General Counsel
Telephone: 909 351 3500
Facsimile: 909 351-3776

Fleetwood Retail Corp.
Attention: Barry Blanton
2150 W. 18th St., Suite 300
Houston, TX 77008
Telephone: 713-331-2226
Facsimile: 713-331-2201